CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the RS Capital Appreciation Fund, a series of RS Investment Trust, and to the use of our report dated August 11, 2009 on Oak Value Fund’s (a series of shares of beneficial interest of Oak Value Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Prospectus/Proxy Statement.

/S/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

June 21, 2010